CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated April 4, 2016, with respect to the financial statements of Michigan Storage LLC and Subsidiaries as of December 31, 2015 and 2014, included in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the Prospectus Supplement of Prospect Capital Corporation, dated September 1, 2016.

/s/ Tidwell Group, LLC
Birmingham, AL
September 1, 2016